Exhibit 5.2

Woodside Finance Limited Mia Yellagonga, 11 Mount Street Perth, Western Australia 6000 Australia Woodside Energy Group Ltd Mia Yellagonga, 11 Mount Street Perth, Western Australia 6000 Australia	12 September 2024 Matter 82760335

Dear Sir/Madam

Opinion: Woodside US Shelf programme (Form 6-K)

We have acted as Australian solicitors to Woodside Finance Limited, a corporation organised under the laws of the Commonwealth of Australia (the Issuer) and Woodside Energy Group Ltd, a corporation organised under the laws of the Commonwealth of Australia (the Guarantor) in connection with the registration by the Issuer under the United States Securities Act of 1933, as amended (the Securities Act), of US$1,250,000,000 aggregate principal amount of 5.100% Senior Notes due 2034 and US$750,000,000 aggregate principal amount of 5.700% Senior Notes due 2054 (the Securities), on Form F-3 (the Registration Statement), and the guarantees of the Guarantor to be endorsed on the Securities (the Guarantees). The indenture relating to the debt securities issued by the Issuer dated 12 September 2024 among the Issuer, the Guarantor and The Bank of New York Mellon (the Trustee) (the Indenture), the Securities and the Guarantee are, together, the Relevant Documents. We have not examined any documents other than those in Schedule 1 and have not taken, and are not obliged to take, any steps to verify the assumptions contained in this letter (the Opinion).

1	Opinion

Based only upon the Relevant Documents and the other documents referred to in Schedule 1 (together, the Documents) and subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

(a)	(existence) each of the Issuer and the Guarantor is registered and validly existing under the laws of the Commonwealth of Australia and is capable of suing and being sued in its corporate name;

(b)	(power) each of the Issuer and the Guarantor has the corporate power to enter into and perform its obligations under the Relevant Documents to which it is expressed to be a party;

(c)

(authorisations) each of the Issuer and the Guarantor has taken all necessary corporate action to authorise the execution of, and the performance of its obligations under, the Relevant Documents to which it is expressed to be a party;

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2 Assumptions

(d)	(execution) the Relevant Documents to which it is expressed to be a party have been validly executed by each of the Issuer and the Guarantor (as applicable); and

(e)

(enforceability) to the extent the laws of the Commonwealth of Australia and the State of Victoria (the Relevant Jurisdictions) are expressed to apply, the Securities and the Guarantees constitute legal, valid and binding obligations of the Issuer and the Guarantor, respectively, subject to bankruptcy, insolvency, fraudulent transfer, re-organisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2	Assumptions

In this Opinion we have assumed the following matters (none of which limits any other assumption or any qualification):

(a)	(authenticity) that:

(1)	all signatures, seals, dates, duty stamps and markings are authentic;

(2)	all Documents are complete (or will be complete and compiled with the authority of the parties to them) and, if copies, conform to originals; and

(3)	all statements made in the extracts and certificates referred to in Schedule 1 are correct and not misleading or deceptive;

(b)	(validity) that:

(1)

the Securities and the Guarantees are in, or have taken, full force and effect and constitute legal, valid and binding obligations of all parties and are enforceable against all parties in accordance with their terms under all applicable laws other than, in the case of the Issuer and the Guarantor and only to the extent the laws of the Relevant Jurisdictions are expressed to apply, the laws of the Relevant Jurisdictions;

(2)	all other Documents expressed to have any legal effect are in, or have taken, full force and effect and are enforceable by and against all parties in accordance with their terms;

(3)

any resolution, instruction, approval or consent evidenced by a Document was duly and properly passed or given, has not been varied or revoked, is properly recorded or described in the Document and is not subject to any right to set it aside or question its validity (whether due to any procedural irregularity, lack of power, breach of duty or otherwise); and

(4)	nothing has occurred to vary, terminate or otherwise affect any Document or its legal effect or any resolution, instruction, approval or consent evidenced by it;

(c)	(issue or sale of Securities) the Securities when issued:

(1)	will be, to the extent they require it, issued and delivered by the Issuer in accordance with the Documents;

(2)	will be duly authenticated by the Trustee, if they require it;

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(3)	to the extent required will incorporate terms and conditions set out in the Indenture,

and all restrictions on the offering, invitation to acquire and sale of the Securities contained in the Documents will be complied with;

(d)	(the Issuer and the Guarantor) that:

(1)

each assumption specified in section 129 of the Corporations Act 2001 (Cth) (the Corporations Act) is correct in relation to each of the Issuer and the Guarantor and all things done in connection with that party’s entry into and performance of the Documents and the transactions contemplated by them;

(2)

each person appearing from the documents in Schedule 1(9) (Company Extract) to be a director or company secretary of the Issuer or the Guarantor was validly appointed on the date indicated in the Company Extract and is validly continuing in office and the information in the Company Extract is otherwise correct and up-to-date;

(3)

no liquidator, administrator, receiver, receiver and manager or like officer has been (or will on the date of this Opinion be) appointed to the Issuer or the Guarantor or any of its assets and no such party has been (or will on the date of this Opinion be) wound up or obtained protection from its creditors under any applicable laws; and

(4)	the Issuer enters into the Relevant Documents in the ordinary course of business;

(e)	(other parties) that each party other than the Issuer and the Guarantor:

(1)

is validly existing with legal personality, the capacity to sue and be sued in its own name and the capacity to enter into, exercise its rights and perform its obligations under the Relevant Documents to which it is expressed to be a party;

(2)	has taken all necessary action to authorise the entry into and performance of the Relevant Documents to which it is expressed to be a party; and

(3)	has validly executed the Relevant Documents to which it is expressed to be a party;

(f)	(capacity of parties) that no party enters into a Document as a partner in a partnership, as agent for any principal or as trustee of any trust;

(g)

(registration, etc) that all consents, approvals, filings, registrations, administrative acts or other actions required under any applicable laws (other than, in the case of a Relevant Document and only to the extent the laws of the Relevant Jurisdictions are expressed to apply, the laws of the Relevant Jurisdictions) in order to ensure the legality, validity or enforceability of a Document have been or will within any applicable time limits be obtained or effected;

(h)	(compliance) that:

(1)

no party has contravened or will contravene any applicable law in entering into or performing or exercising its rights under any Relevant Document or any transaction connected with a Relevant Document; and

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(2)

no Relevant Party has contravened or will contravene Chapter 2E or Part 5C.7 of the Corporations Act in entering into or performing any Relevant Document or any transaction connected with a Relevant Document;

(i)

(interpretation) that any Document governed by laws other than the laws of a Relevant Jurisdiction has the effect indicated by a plain reading of its words, as those words would be understood by solicitors practising in the Relevant Jurisdictions;

(j)	(Relevant laws) that all legislation is constitutionally valid and all subordinate legislation has been validly made in accordance with the enabling legislation; and

(k)

(other facts and laws) that there are no facts or circumstances not evident on the face of the Documents or any laws other than the laws of the Relevant Jurisdictions that would render any part of this Opinion incorrect.

3	Qualifications

This Opinion is subject to the following qualifications (none of which limits any other qualification or any assumption):

(a)

(enforceability) we express no opinion in relation to the enforceability of any Document other than in respect of the Securities and the Guarantees to the extent the laws of the Relevant Jurisdictions are expressed to apply; in addition, but without limiting the foregoing, our opinion that the Securities and the Guarantees are ‘legal’, ‘valid’ or ‘binding’ means only that in our opinion the obligations assumed by the Issuer or the Guarantor under the Securities and the Guarantees are of a type that competent courts of a Relevant Jurisdiction would ordinarily enforce and does not mean that the Securities and the Guarantees or obligations will necessarily be enforced in all circumstances in accordance with their terms;

(b)	(enforceability of contracts generally) the enforceability of any Document is subject to various limitations affecting the enforcement of contractual obligations generally, including:

(1)

statutes of limitations, laws (including those of other jurisdictions to which a party is subject) relating to administration, moratoria, bankruptcy, liquidation, insolvency, receivership, reorganisation, schemes of arrangement and similar laws affecting generally creditors’ and counterparties’ rights and specific court orders that may be made under such laws, including:

(A)

the stays on the exercise of certain rights and the operation of certain self-executing provisions introduced by Part 2 of Schedule 1 of the Treasury Laws Amendment (2017 Enterprise Incentives No. 2) Act 2017 (the Ipso Facto Amendments); and

(B)	court orders that may be made under the Ipso Facto Amendments;

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(2)

to the extent that a Document provides for or relates to a security interest or other right in property, laws relating to the enforcement or exercise of rights in relation to such security interest or rights in property;

(3)

defences such as set-off, laches, forbearance, election, abatement or counterclaim, the doctrine of frustration and the doctrine of estoppel and waiver and the fact that guarantees, security interests and certain other documents and obligations may be discharged as a matter of law in certain circumstances; and

(4)

the fact that equitable remedies will only be granted by a court of a Relevant Jurisdiction in its discretion (for example, specific performance will not normally be ordered in respect of a monetary obligation and an injunction will only be granted where it would be just to do so);

(c)

(enforceability of specific provisions) certain provisions of a Document may be unenforceable, or may be enforceable only to the extent that a court determines in its discretion, including provisions which provide for or require:

(1)	the payment of default interest or the imposition of any other detriment on a party (as this may be unenforceable as a penalty);

(2)	a provision to be severed from a Document;

(3)	a calculation, determination or certificate to be conclusive and binding;

(4)	a discretion or an opinion, if that discretion is exercised, or the opinion is formed, unreasonably or in bad faith;

(5)	an indemnity for legal costs incurred by an unsuccessful litigant or in respect of a breach of law, fraud or other matter which on the basis of public policy would render the indemnity unenforceable;

(6)	written amendments and waivers to the exclusion of oral or other amendments or waivers;

(7)	a party to do or to procure another person to do something that would be illegal, impossible or in breach of an obligation owed to any other person;

(8)	service of a notice or document by a specified manner where applicable law specifies another manner;

(9)	the parties to reach agreement or negotiate on any matter;

(10)

a Document or the obligations of a party to survive in circumstances where they would otherwise be discharged where the court considers the relevant circumstances to be beyond those originally contemplated by the parties; and

(11)

a prohibition on assignment of a right to payment or other dealing with property (as a breach of such a provision may sound only in damages and not affect the validity of a purported assignment or transfer in breach of the prohibition);

(d)

(avoidance) a Document or a transaction connected with a Document may be voidable at the option of a party, or may be set aside by a court on application by a party, or a party may be entitled to rescind a Document, and amounts paid or property transferred under it may be recovered by that party:

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(1)

if that party entered into the Document or transaction as a result of a mistake or another party’s misrepresentation or as a result of fraud, duress or unreasonable or unconscionable conduct or misleading or deceptive conduct on the part of another party (or of a third person of which another party has actual or constructive knowledge) or as a result of a breach by another party (or of a third person of which another party has actual or constructive knowledge) of any duty owed to that party;

(2)

if the Document relates to the provision of a financial service (within the meaning of the Corporations Act) by another party who requires but does not hold an Australian financial services licence that covers the provision of that financial service; or

(3)

if that party’s entry into the Document or a transaction in connection with it constitutes an ‘insolvent transaction’ or an ‘unfair loan’ or an ‘unreasonable director-related transaction’ or a ‘creditor defeating disposition’ within the meaning of sections 588FC or 588FD or 588FDA or 588FDB respectively of the Corporations Act and the party is subsequently wound up;

(e)

(proprietary interests) we express no opinion as to whether a document is effective to confer any right to or interest in any property, whether any steps are necessary under the laws of the Relevant Jurisdictions to protect or perfect any such right or interest, or whether any such right or provision relating to such a right would be enforceable as against any third party;

(f)	(restrictions on payments) a creditor’s rights and the performance by the Issuer and the Guarantor of their obligations under the Documents may be affected by:

(1)

revenue laws, which may require that tax be deducted or withheld from a payment, or that a payment otherwise due to a payee be paid to the revenue authorities, in certain circumstances (and we express no opinion in relation to such laws; and

(2)

restrictions and prohibitions on payments to certain persons and certain other dealings under the laws of the Relevant Jurisdictions giving effect to international sanctions and to anti-money laundering and counter-terrorism financing measures;

(g)

(revocation of powers of attorney) a court may order that an irrevocable power of attorney conferred by a Document be terminated or revoked if satisfied that the objects of the power of attorney have been carried out: a power of attorney stated to be irrevocable may only be irrevocable where it is given by the principal as security for a proprietary interest of the attorney or other performance of an obligation owed to the attorney and while:

(1)	the attorney has a proprietary interest or persons deriving title to the interest under the attorney have a proprietary interest secured by the power of attorney; or

(2)	the obligation, the performance of which is secured by the power of attorney, remains undischarged;

(h)

(registration of powers of attorney) a Document conferring a power of attorney may require registration as a power of attorney in order to ensure the validity of anything done under the power of attorney;

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(i)

(other documents) we express no opinion on any document other than a Relevant Document or on any provision of a Relevant Document which requires compliance with a document other than a Relevant Document;

(j)	(exercise of jurisdiction) a court of a Relevant Jurisdiction:

(1)	may refuse to exercise jurisdiction in certain circumstances, including where the court determines that there is a more suitable forum or that any order made by the court would not be effective; and

(2)	may stay actions or proceedings on the grounds of oppression or vexation or if the subject of the proceedings is concurrently before another court;

(k)	(foreign currencies) we express no opinion as to:

(1)	whether a judgment for a monetary amount would be given in a currency other than Australian dollars;

(2)	the date on which a conversion from foreign currency would be made for the purpose of enforcing a judgment; or

(3)	the enforceability of any currency indemnity;

(l)	(reliance on searches) we have relied upon on-line computer searches of:

(1)	records at the Australian Securities and Investments Commission made on the date of this Opinion in respect of the Issuer and the Guarantor; and

(2)

the insolvency notices publication website publishednotices.asic.gov.au maintained by the Australian Securities and Investments Commission made on the date of this Opinion in respect of the Issuer and the Guarantor, however, those records are not necessarily complete or up-to-date. We have not made any other searches of any other records (public or otherwise); and

(m)	(Relevant laws) we have considered only the laws of the Relevant Jurisdictions that are applicable to companies generally and assumed no other laws would render any part of this Opinion incorrect.

4	Benefit

(a)

This Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. Without limitation, this Opinion does not deal with whether the Documents achieve the commercial intention of the parties, whether any statements of fact in the Documents are complete, accurate or relevant, whether there are reasonable grounds for any opinion or statement as to any future matter in the Documents or with the effect, completeness or extent of application of the assumptions and qualifications contained in this Opinion. In providing this Opinion, we have no obligation to advise any person of these matters.

(b)

This Opinion is given on the basis of the actual knowledge of Andrew Booth and April Whitehead. We are not liable if any other partner or solicitor of this firm has any knowledge which would render our assumptions or qualifications incorrect; we have not made any investigation as to whether any such partner or solicitor has any such knowledge.

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(c)

This Opinion is given in respect of and is limited to the laws of the Relevant Jurisdictions as applied by the courts of the Relevant Jurisdictions which are in force at 9.00am Melbourne time on the date of this letter. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws or any documents, facts or circumstances coming to our attention after the date of this Opinion or to otherwise update this Opinion.

(d)

We consent to the filing of this Opinion as an exhibit to the Report on From 6-K to be incorporated by reference into the Registration Statement and to the references to our firm under the heading “Legal matters” in the prospectus supplement, dated 5 September 2024, which supplements the prospectus, dated 29 February 2024, forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours sincerely

/s/ Andrew Booth

Andrew Booth Partner Herbert Smith Freehills +61 3 9288 1269 +61 419 876 126 andrew.booth@hsf.com

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership ABN 98 773 882 646, are separate member firms of the international legal practice known as Herbert Smith Freehills.

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Schedule 1

Documents

[Intentionally omitted]

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